                              FIDELITY INVESTMENTS

                     CODE OF ETHICS FOR PERSONAL INVESTING

                                JANUARY 1, 2002

                                    OVERVIEW

This document constitutes the Code of Ethics ("the Code") adopted by the Fidelity Funds (the "Funds"), the subsidiaries of FMR Corp. that serve as investment advisors or principal underwriters and their affiliated companies (collectively, the "Fidelity Companies") pursuant to the provisions of Rule 17j-1 under the Investment Company Act of 1940 and of Rules 204-2(a)(12) and 204-2(a)(13) under the Investment Advisers Act of 1940 (collectively, the "Rules"). Fidelity's Ethics Office, a part of Fidelity Corporate Compliance within the Risk Oversight Group, administers this policy.

As you read this document, you should keep certain points in mind:

     - The purpose of the Code is ensure that the interests of Fidelity's clients are always of paramount importance, and the personal investing of individuals associated with Fidelity must never interfere in any way with the trust our customers place with Fidelity Investments.

     - The Code -- and the laws and regulations that underpin it -- cannot possibly cover every possible scenario. Accordingly, the spirit -- as well as the specifics of the Code -- is to guide all actions related to personal investing in beneficially owned securities.

     - Fidelity's integrity must be sacrosanct. Even the hint of impropriety affects the trust clients have in us. If you have any doubts at all about the propriety of an investment transaction or action, make sure you seek and receive prior approval.

     - The procedures and restrictions outlined in the Code apply differently based on your classification. It is your responsibility to familiarize yourself with this document once again if you change positions in the future.

     - The Ethics Office encourages all those covered by the Code to contact its staff with any questions they might have about the Code and, further, to contact its staff if they have even the slightest question about an action or transaction prior to engaging in either. The Ethics Office can be contacted by phone at 617-563-5566, by fax at 617-476-7391, or by email at "Code of Ethics."

The Code is structured in the following way:

     - SECTION I sets out the general purpose and scope of the Code by explaining the general guidelines for personal investing.

     - SECTION II defines the different employee classifications, beneficial ownership and reportable securities.

     - SECTION III provides detail about the provisions and requirements that apply to all employees.

     - SECTIONS IV-VII address additional requirements for individuals defined by the Code as Access Persons, Investment Professionals, Senior Executives, Portfolio Managers, and Non-Access Trustees. Each of these terms is defined in Section II.

     - SECTIONS VIII AND IX address waivers and exceptions to the Code and how the Code is enforced.

Further explanation of Beneficial Ownership and relevant forms for reporting information and requesting clearance for certain activities follow Section IX.

                    SECTION I - SCOPE AND GUIDING PRINCIPLES

The Code focuses on personal transactions in securities by people associated with the various Fidelity Companies. It does not attempt to address all areas of potential liability under applicable laws.

The Code is based on the principle that the officers, directors, partners and employees of the Fidelity Companies owe a fiduciary duty to, among others, the shareholders of the Funds to place the interests of Fidelity's clients above their own. The Code requires employees to conduct their personal securities transactions in a manner that does not interfere with Fund transactions or create an actual or potential conflict of interest with a Fidelity Fund, or otherwise take unfair advantage of their relationship to the Fidelity Funds. Persons covered by this Code must adhere to this general principle as well as comply with the Code's specific provisions. It bears emphasizing that technical compliance with the Code's procedures will not automatically insulate an individual from scrutiny of his or her trades that show a pattern of abuse of the individual's fiduciary duties to the Fidelity Funds in general or a specific Fund in particular. Fiduciary responsibility applies to all of the investment companies advised by Fidelity Management & Research Company ("FMR") or any of its affiliates, as well as to any account holding the assets of third parties for which FMR or any of its affiliates acts in an investment advisory capacity (both types of portfolios are included within the meaning of "Fidelity Funds" or "Funds").

Accordingly, people covered by the Code are advised to seek advice from the Ethics Officer, or his or her designee (collectively, the "Ethics Office"), before engaging in any transaction other than the normal purchase or sale of fund shares or the regular performance of their business duties if the transaction directly or indirectly involves themselves and one or more of the Funds.

                            SECTION II - DEFINITIONS

A. PERSONS TO WHOM THIS CODE APPLIES

Unless otherwise specified, each provision of this Code applies to all members of the Board of the Funds, and all officers, directors, partners and employees of the Fidelity Companies. In addition, the provisions apply to any individual designated and so notified in writing by the Ethics Office.

Where the applicability of a particular provision is limited to a particular group of people, the provision will say so. These groups may be as broad as all Fidelity employees or as narrow as portfolio managers.

Although the Ethics Office seeks to notify Access Persons of their status as such, an Access Person must comply with all applicable provisions if they are within one of the designated groups even if the Ethics Office does not provide notice. The Ethics Office may be contacted for further clarification.

The following categories distinguish employees for purposes of the Code. Sections III through VII outline the specific requirements for each category below.

FIDELITY EMPLOYEES.

This category includes all employees of the Fidelity Companies and anyone the Ethics Office designates.

ACCESS PERSONS.

This category includes Investment Professionals, Senior Executives and Other Access Persons as defined below.

INVESTMENT PROFESSIONALS.

This category includes (i) employees of FMR and members of its Board of Directors; (ii) all employees of the Capital Markets Division of Fidelity Investments Institutional Brokerage Group ("FIIBG"); and (iii) such other employees as the Ethics Office may designate and so notify in writing.

SENIOR EXECUTIVES.

This category includes (i) FMR Corp. officers (vice-president and above) and members of its Board of Directors; (ii) counsel within Fidelity Legal and Government Affairs (FL&GA) (iii); all employees in the Ethics Office; and
(iv) such other employees as the Ethics Office may designate and so notify in writing.

OTHER ACCESS PERSONS.

This category includes all other employees who, in connection with their regular duties, make, participate in, or obtain timely information regarding the purchase or sale of a security by a Fund or of any investment recommendation to a Fund. This includes (i) employees of Fidelity Management Trust Company ("FMTC"); (ii) employees of Fidelity Pricing and Cash Management Services ("FPCMS"); and (iii) employees who have access to BOS E (AS400 trading machine), BOS H (AS400 development machine) or other systems containing timely information about the Funds' activities or investment recommendations made to the Funds;
(iv) all employees within Corporate Compliance and Internal Audit; and (v) such other employees as the Ethics Office may designate and so notify in writing.

PORTFOLIO MANAGERS.

This category includes employees whose assigned duties are to manage any Fund, or portion thereof, and who exercise authority to make investment decisions on behalf of such Fund or portion thereof.

RESEARCH ANALYSTS.

This category includes employees whose assigned duties are to make investment recommendations to the Fidelity Funds.

NON-ACCESS TRUSTEES.

Trustees of the Fidelity Group of Funds will generally be deemed Access Persons; however, Trustees who fulfill both of the following conditions will be deemed "Non-Access Trustees" and treated as a separate category:

     The Trustee is not an "interested person" (as defined in Section 2(a)(19) of the Investment Company Act of 1940) of any Fidelity Fund; AND

     The Trustee elects not to receive the Daily Directors' Report and further elects not to have access to any systems containing timely information about the Fund's activities or investment recommendations made to the Funds; PROVIDED that this condition shall only be considered fulfilled as of the fifteenth day after the Trustee has notified the Ethics
     Office of such election.

OTHER PERSONS.

These are persons as specified in a particular provision of the Code or as designated by the Ethics Office.

B. ACCOUNTS (BENEFICIAL OWNERSHIP)

The provisions of the Code apply to transactions in beneficially owned reportable securities by any person covered by the Code. The term "beneficial ownership" is more encompassing than one might expect. For example, an individual may be deemed to have beneficial ownership of securities held in the name of a spouse, minor children, or relatives sharing his or her home, or under other circumstances indicating investment control or a sharing of financial interest. See the Appendix to this Code for a more comprehensive explanation of beneficial ownership. The Ethics Office may be contacted for further clarification.

C. REPORTABLE SECURITIES

The requirements of the Code relate to reportable securities. The Ethics Office monitors transactions in reportable securities and, when appropriate, prevents those transactions that would violate either the letter or spirit of the Code. "Reportable securities" are all securities except:


     -    U.S. Treasury Notes, Bills and Bonds;

     - money market instruments such as certificates of deposit, banker's acceptances and commercial paper;

     - shares of U.S. registered open-end investment companies, such as mutual funds;

     -    securities issued by FMR Corp.;

     - any obligations of agencies and instrumentalities of the U.S. government if the remaining maturity is one year or less; and

     - commodities and options and futures on commodities provided that the purchase of these instruments may not be utilized to indirectly acquire interests in securities which could not be acquired directly or which could not be acquired without reporting or pre-clearance. For example, while investing in commodities is not in and of itself a reportable transaction, investing in a derivative in order to circumvent the Code's restrictions would not be permitted. For more information on commodities, commodity futures, and derivatives in general, please see Section IV.

         SECTION III - PROVISIONS APPLICABLE TO ALL EMPLOYEES

Fidelity has established certain procedures to monitor individual transactions in reportable securities (as defined above) for compliance with the Code and to avoid situations that have the potential for conflicts of interest with the Funds. You and all persons subject to this Code are required to comply with the procedures described below. Failure to follow these procedures, restrictions and prohibitions or the filing of a false, misleading or materially incomplete report will itself constitute a violation of this Code.

A. PROCEDURAL REQUIREMENTS

ACKNOWLEDGMENT OF THE CODE.

Each new Fidelity employee must file an Acknowledgment of Receipt within 7 days of hire and annually thereafter, by January 31 (EXHIBIT A). The Acknowledgment grants Fidelity the authority to access at any time records for any beneficially owned brokerage account for the period of time you are employed by Fidelity.

DISCLOSURE OF BROKERAGE ACCOUNTS.

Each new Fidelity employee must disclose to the Ethics Office all beneficially owned brokerage accounts within 7 days of hire and annually thereafter, prior to the establishment of any new beneficially owned accounts (EXHIBIT E).

IN-HOUSE TRADING.

Fidelity employees are required to maintain all personal and beneficially owned accounts at, and execute all transactions in reportable securities through, a brokerage account at Fidelity Brokerage Services LLC (FBS). New employees must transfer all beneficially owned brokerage accounts to FBS. In certain instances, waivers to this requirement are granted. See Section VIII for more information about applying for a waiver. Permission to open or maintain an external account will not be granted or may be revoked if transactions are not reported as described below.

By opening an account with FBS, you agree to allow FBS to forward to the Ethics Office reports of your account transactions and to allow the Ethics Office access to all account information. Upon opening such an account, you are required to notify FBS of your status as an employee and disclose the account to the Ethics Office.

TRANSACTION REPORTING.

Each employee must report transactions in beneficially owned reportable securities to the Ethics Office. This reporting obligation may be met as follows:

FBS ACCOUNTS: Once you disclose your account to the Ethics Office, you do not have to report transactions made through your FBS account because this will be taken care of for you.

NON-FBS (EXTERNAL) ACCOUNTS: All reportable securities transactions must be reported regardless of where they are executed. If you have received a written waiver to the requirement to trade through an FBS account, it is your responsibility to ensure any transactions in reportable securities are reported to the Ethics Office each month. Transaction reports must include the trade date, security description, number of shares or principal amount of each security, the nature of the transaction (e.g., purchase or sale), the total price, and the name of the institution that effected the transactions.

If an investment is made in an entity substantially all of whose assets are shares of another entity or entities, the security purchased should be reported and the underlying security or securities identified. For example, if you have an investment in a holding company that owns individual stocks, you have to report both your investment in the holding company and the individual stocks it owns. Furthermore, if you are an Investment Professional or Senior Executive and investment is made in a private placement, this transaction must be reported (See EXHIBIT B). For more information on private placements, please see Section V.

Failure to file a report will be treated as the equivalent of a report indicating that there were no transactions in reportable securities.

B. PROHIBITIONS

The following activities are prohibited:

ACTIVITIES FOR PERSONAL BENEFIT.

Inducing or causing a Fund to take action, or to fail to take action, for personal benefit rather than for the benefit of the Fund is prohibited. For example, you would violate this Code by causing a Fund to purchase or refrain from selling a security you owned for the purpose of supporting or increasing the price of that security.

PROFITING FROM KNOWLEDGE OF FUND TRANSACTIONS.

Using your knowledge of Fund transactions to profit by the market effect of such transactions is prohibited.

VIOLATIONS OF THE ANTIFRAUD LAWS AND REGULATIONS.

Violations of the antifraud provisions of the federal securities laws and the rules and regulations promulgated thereunder, including the antifraud provision of Rule 17j-1 under the Investment Company Act of 1940, are prohibited. It is unlawful for any person affiliated with a Fund, investment adviser or principal underwriter of a Fund to attempt to defraud a Fund in any way, whether through a security held by a Fund or not. While Rule 17j-1 is particularly relevant to FMR employees, the spirit of the Rule is applicable to all individuals covered by the Code. That spirit, simply put, requires that all individuals covered by the Code must understand that the interests of Fidelity's investors, customers, and mutual fund shareholders come first, and that all individuals covered by the Code must conduct themselves in such a manner consistent with that principle.

USE OF DERIVATIVES TO EVADE THE CODE.

Using derivatives to evade the restrictions of this Code is prohibited. This includes using futures, options, and other arrangements with similar effects to take positions the Code would prohibit if taken directly.

GIVING OR RECEIVING GIFTS AND HOSPITALITIES.

The Fidelity Companies generally prohibit employees from receiving gifts or other gratuities from any person or entity that does business with the Funds or with any Fidelity Company or from any entity that is a potential portfolio investment for the Funds. Receiving compensation that is intended to induce a Fund to purchase or sell a security is also prohibited. Fidelity's Gifts and Gratuities Policy, which is separate from this Code, sets forth the specific policies, restrictions and procedures.

TRADING IN RESTRICTED SECURITIES.

From time to time, a security may be placed on a restricted list. Certain employees, as designated on a case-by-case basis by the Ethics Office, may not effect transactions in securities on the restricted list.

INVESTMENTS IN HEDGE FUNDS AND INVESTMENT CLUBS.

Investing in hedge funds or investment clubs is prohibited.

C. RESTRICTIONS

The following activities are restricted:

SHORT SALE ACTIVITIES.

Purchasing puts to open, selling calls to open or selling a security short where there is no corresponding long position in the underlying security is prohibited; short sales against the box are permitted. This prohibition includes purchasing puts to open and selling calls to open on all market indexes with the exception of the following indexes: S&P 100, S&P Mid Cap 400, S&P 500, Morgan Stanley Consumer Index, FTSE 100 and Nikkei 225. Short sales of the Fidelity Select Portfolios are also prohibited.

PUBLIC OFFERINGS FOR WHICH NO PUBLIC MARKET PREVIOUSLY EXISTED.

The purchase of an initial public offering of securities for which no public market in the same or similar securities of that issuer has previously existed in prohibited except as noted below. This prohibition includes free stock offers through the internet and applies both to equity and debt securities.

EXCEPTIONS. Exceptions from this prohibition may be granted in special circumstances with the written permission of the Ethics Office (e.g., receipt of securities or their subsequent sale by an insurance policyholder or depositor of a company converting from mutual to stock form). See Section VIII for more information on applying for a waiver.

EXCESSIVE TRADING.

An unusually high level of personal trading activity is strongly discouraged and may be monitored by the Ethics Office to the extent appropriate for the category of person. A pattern of excessive trading may lead to the taking of appropriate action under the Code.

DISCRETIONARY AUTHORIZATION.

You may not exercise investment discretion over accounts in which you have no beneficial interest. If you wish to apply for a waiver, you must contact the Ethics Office.

         SECTION IV - ADDITIONAL PROVISIONS APPLICABLE TO ACCESS PERSONS

In addition to complying with the provisions detailed in Section III of this Code that apply to all employees, Access Persons are required to comply with the provisions of this section. Please refer back to Section II for the definition of Access Persons. Access Persons are necessarily subject to somewhat greater restrictions and closer scrutiny than are other persons subject to the Code because of their potential access to information about Fund investments and/or investment recommendations.

A. PROCEDURAL REQUIREMENTS

DISCLOSURE OF PERSONAL SECURITIES HOLDINGS.

Access Persons must disclose in writing all reportable securities holdings owned directly or otherwise beneficially owned within 7 days of being designated an Access Person and annually thereafter, upon request by the Ethics Office (EXHIBIT F). The report must contain information as of a date no more than 30 days before the report is submitted.

PRE-CLEARANCE OF ALL TRADES IN REPORTABLE SECURITIES.

One of the most important objectives of this Code is to prevent Access Persons from making personal trades on the basis of information about portfolio transactions made by the Funds. Trading on such information for personal benefit constitutes a violation of this Code. To reduce the possibility of a conflict with a portfolio transaction, Access Persons must pre-clear before effecting a personal transaction in a reportable security.

PROCEDURE: On any day that you plan to trade a reportable security, you must first obtain pre-clearance online at https://preclear.fmrco.com or by calling 617-563-6109. COMMUNICATIONS WITH THE ETHICS OFFICE MAY BE RECORDED FOR THE PROTECTION OF FIDELITY AND ITS EMPLOYEES.

By seeking pre-clearance, you will be deemed to be advising the Ethics Office that you (i) do not possess any material, nonpublic information relating to the security; (ii) are not using knowledge of any proposed trade or investment program relating to the Funds for personal benefit; (iii) believe the proposed trade is available to any market participant on the same terms; and
(iv) will provide any other relevant information requested by the Ethics Office. Generally, a pre-clearance request will not be approved if it is determined that the trade will have a material influence on the market for that security or will take advantage of, or hinder, trading by the Funds.

EXCEPTIONS: Securities and transaction types that do not require pre-clearance include the following: currency warrants; rights subscriptions; gifting of securities; automatic dividend reinvestments; options on, and exchange traded funds that track, the following indexes: S&P 100, S&P Mid Cap 400, S&P 500, Morgan Stanley Consumer Index, FTSE 100 and Nikkei 225.

You may be eligible for a waiver to the pre-clearance requirement if you have provided investment discretion to a third party. See Section VIII for more information about applying for a waiver of this nature.


B. RESTRICTIONS

GOOD-TILL-CANCELED ORDERS.

Access Persons may not place good-till-canceled orders.

PURCHASE OF CLOSED-END MUTUAL FUNDS.

The purchase of closed-end funds for which a Fidelity Company performs the pricing and bookkeeping services is prohibited without prior approval by the Ethics Office.

SECTION V - ADDITIONAL PROVISIONS APPLICABLE TO INVESTMENT PROFESSIONALS AND SENIOR EXECUTIVES

In addition to complying with the provisions detailed in Sections III and IV of this Code, Investment Professionals and Senior Executives are required to comply with the provisions of this section. Please refer back to Section II for the definition of Investment Professionals and Senior Executives.

Recognizing that certain requirements are imposed on investment companies and their advisers by virtue of the Investment Company Act of 1940 and the Investment Advisers Act of 1940, considerable thought has been given to devising a code of ethics designed to provide legal protection to accounts for which a fiduciary relationship exists and at the same time maintain an atmosphere within which conscientious professionals may develop and maintain investment skills. It is the combined judgment of the Fidelity Companies and the Boards of the Funds that, as a matter of policy, a code of ethics should not inhibit responsible personal investment by professional investment personnel, within boundaries reasonably necessary to ensure that appropriate safeguards exist to protect the Funds. This policy is based on the belief that personal investment experience can lead over time to better performance of the individual's professional investment responsibilities. The logical extension of this line of reasoning is that such personal investment experience may, and conceivably should, involve securities that are suitable for the Funds in question. This policy quite obviously increases the possibility of overlapping transactions.
The provisions of this Code, therefore, are designed to permit personal investments while minimizing conflicts and establishing appropriate safeguards.

A. PROCEDURAL REQUIREMENTS

PRIVATE PLACEMENTS.

Investment Professionals and Senior Executives must follow the procedures outlined below before participating in a private placement or other private securities transaction.

PRIOR APPROVAL TO PARTICIPATE: Investment Professionals and Senior Executives must obtain prior approval from the Ethics Office by completing EXHIBIT C. FMR Investment Professionals and Senior Executives must also obtain prior approval from their Division or Department Head. FMR Division or Department Heads must receive approval from the President of FMR.

TRANSACTION REPORTING: The details of the final transaction must be reported to the Ethics Office within 10 days of the end of the month in which the purchase occurred, using the REPORT OF SECURITIES TRANSACTIONS form (EXHIBIT B).

IN THE EVENT OF SUBSEQUENT INVESTMENT BY A FUND OR FUNDS: After approval is granted, if you have any material role in subsequent consideration by any Fund of an investment in the same or an affiliated issuer, you must disclose your private interest to the person(s) making the investment decision. In addition, any decision to purchase the securities of the issuer, or an affiliated issuer, for your assigned Fund must be subject to an independent review by your Division or Department Head.

SURRENDER OF SHORT-TERM TRADING PROFITS.

Investment Professionals and Senior Executives must surrender short-term trading profits. Short-term trading profits are profits generated from the purchase and sale of the same (or equivalent) security within any consecutive 60 calendar day period. A purchase and sale within a 60-day period will trigger this rule, irrespective of any transaction outside of the 60-day period. When there is a series of transactions within the 60-day period, profits are measured by pairing purchases and sales that have occurred within a 60-day period on a first in, first out basis until all transactions are matched. EXHIBIT D contains further information and examples concerning application of this policy.

EXCEPTIONS: Transactions related to the following securities are not subject to this provision: options on, and exchange traded funds that track, the following indexes: S&P 100, S&P Mid Cap 400, S&P 500, Morgan Stanley Consumer Index, FTSE 100 and Nikkei 225. Other exceptions to this provision may be made at the discretion of the Ethics Office. See Section VIII for more information about applying for an exception.

AFFIRMATIVE DUTY TO RECOMMEND SUITABLE SECURITIES.

A portfolio manager or a research analyst may not fail to timely recommend a suitable security to, or purchase or sell a suitable security for, a Fund in order to avoid an actual or apparent conflict with a personal transaction in that security. Before trading any security, a portfolio manager or research analyst has an affirmative duty to provide to Fidelity any material, public information that comes from the company about such security in his or her possession. As a result, portfolio managers or research analysts should (a) confirm that a Research Note regarding such information on such security is on file prior to trading in the security, or (b) if not, should either contact the Director of Research or publish such information in their possession and wait two business days prior to trading in the security.

In addition, at the time of pre-clearance by a research analyst, the Ethics Office may condition the approval of a pre-clearance request upon the concurrence of the Director of Research if the proposed transaction is in the opposite direction of the most recent recommendation of the analyst.

AFFIRMATIVE DUTY TO DISCLOSE.

Investment Professionals and Senior Executives who own a security, or who have decided to effect a personal transaction in a security, have an affirmative duty to disclose this information in the course of any communication about that security when the purpose or reasonable consequence of such communication is to influence a Fund to buy, hold or sell that security. The disclosure of ownership should be part of the initial communication but need not be repeated in the case of continuing communications directed to a specific person.

B. RESTRICTIONS

PURCHASE OF SECURITIES OF CERTAIN BROKER-DEALERS.

Investment Professionals and Senior Executives, unless specifically exempted by the Ethics Office, may not purchase securities of certain broker-dealers or parent companies as identified from time to time by the Ethics Office.

RESEARCH NOTES.

Investment Professionals and Senior Executives specifically designated by the Ethics Office must wait two business days after the day on which a research note is issued prior to trading for their beneficially owned accounts in the securities of the issuer(s) that are the subject of the note.

SERVICE AS A DIRECTOR OR TRUSTEE.

Investment Professional or Senior Executive must obtain prior approval to serve on a board of directors of a non-Fidelity publicly traded or privately held company likely to issue shares. Serving on a board of directors or trustees poses several forms of potential conflicts, including potentially conflicting fiduciary duties to the company and a Fund, possible receipt of material, nonpublic information and conflicting demands on the time of the employee. Approval will be based upon a determination that the activity would be in the best interests of the Funds and their shareholders. Requests for approval should be submitted on the Outside Activities and Affiliations Approval Request Form, which can be found online by selecting "Forms" at http://fnw.fmr.com/corpcomp.

SECTION VI - PROHIBITION ON CERTAIN TRADES BY PORTFOLIO MANAGERS

A portfolio manager, as defined in Section II, may not buy or sell a security that their assigned Fund has traded within 7 calendar days on either side of the Fund's trade date (i.e., date of execution, not the settlement date). For example, assuming the day your Fund trades a security is day 0, day 8 is the first day you may trade that security for your own account. The prohibition under this section does not apply to any personal trade by a portfolio manager that occurs within 7 calendar days preceding, or on the date of, a trade in the same security for a portfolio managed by such portfolio manager, if the portfolio trade has been initiated by the trading desk in accordance with standing instructions directing the trading desk to purchase or sell securities representing all or substantially all of the portfolio in amounts proportional to the relative weightings of such securities in the portfolio (or a related portfolio) in response to fund cash flows. Portfolio managers are the people most familiar with the investment decisions they are making for the Funds they manage. Even the appearance of a portfolio manager trading the same securities for his or her personal account on or about the same time as he or she is trading for the Fund is not in the best interest of the Funds.

This prohibition is in addition to the restrictions that apply generally to all persons subject to the Code and those applicable to Access Persons. If application of this rule would work to the disadvantage of a Fund (e.g., you sold a security on day 0 and on day 3, after new events had occurred, determined that the Fund should buy the same security) a portfolio manager must apply to the Ethics Office for an exception (see Section VIII below).

In addition to any other sanction provided for under the Code (see Section IX), any profit realized from a transaction within the prescribed period may be required to be surrendered to FMR. Transactions in accounts beneficially owned by you where investment discretion has been provided to a third party in a written document and for which you provide no input regarding investment decision making are eligible for an exception to this provision. See Section VIII for more information about applying for an exception of this nature.

    S E C T I O N    V I I   -   N O N - A C C E S S   T R U S T E E S

A Non-Access Trustee, as defined by Section II, need not file reports of his or her transactions in reportable securities unless at the time of the transaction the Board member knew, or in the ordinary course of fulfilling his or her duties as a Fidelity Fund Board member should have known: (a) that one or more of the Funds had purchased or sold or was actively considering the purchase or sale of that security with the 15-day period preceding the Board member's transaction, or (b) that one or more Funds would be purchasing, selling or actively considering the purchase or sale of that security within the 15 days following the Board member's transaction. The knowledge in question is the Board member's knowledge at the time of the Board member's transaction, not knowledge subsequently acquired. Although a Non-Access
Trustee is not required to report transactions unless the above conditions are met, the Boards of Trustees of the Funds have adopted a policy that requires a Non-Access Trustee to report personal securities transactions on at least a quarterly basis.

  S E C T I O N    V I I I  -   W A I V E R S   A N D   E X C E P T I O N S


A. WAIVERS

An employee may request in writing to the Ethics Office a waiver of any Code of Ethics provision. All waiver requests must be submitted to the Ethics Office in writing. If appropriate, the Ethics Office will consult with the Ethics Oversight Committee, consisting of representatives from senior management, in considering such requests. In order to be considered for a waiver to the in-house trading requirement, an employee must submit a completed Account Waiver Request form, which can be found online at http://fnw.fmr.com/corpcomp obtained through the Ethics Office. The Ethics Office will inform you in writing whether or not the waiver has been granted. If you are granted a waiver to any Code of Ethics provision, you will be expected to comply with all other provisions of the Code.

B. EXCEPTIONS

Special approval to make any trade prohibited by the Code may be sought from the Ethics Office. All exception requests must be submitted in the Ethics Office in writing. Special approvals will be considered on a case-by-case basis. The decision to grant special approval will be based on whether the trade is consistent with the general principles of the Code and whether the trade is consistent with the interest of the relevant Fund(s). The Ethics Office will maintain a written record of exceptions, if any, that are permitted.

              S E C T I O N    I X   -   E N F O R C E M E N T

The Rules adopted by the SEC require that a code of ethics must not only be adopted but must also be enforced with reasonable diligence. Records of any violation of the Code and of the actions taken as a result of such violations will be kept by the Ethics Office.

The policies and procedures described in the Code do not create any obligations to any person or entity other than the Fidelity Companies and the Funds. The Code is not a promise or contract, and it may be modified at any time. The Fidelity Companies and the Funds retain the discretion to decide whether the Code applies to a specific situation, and how it should be interpreted.


A. REVIEW

The Ethics Office will review on a regular basis the reports filed pursuant to the Code. In this regard, the Ethics Office will give special attention to evidence, if any, of potential violations of the antifraud provisions of the federal securities laws or the procedural requirements or ethical standards set forth in the Code and the Policy on Insider Trading.


B. BOARD REPORTING

The Ethics Office will provide to the Boards of Trustees of the Funds no less frequently than annually a summary of significant sanctions imposed for material violations of the Code or the Policy on Insider Trading.


C. VIOLATIONS

When Potential violations of the Code of Ethics or the Policy on Insider Trading come to the attention of the Ethics Office, the Ethics Office will investigate the matter. Upon completion of the investigation, if necessary, the matter will be reviewed with senior management or other appropriate parties, and a determination will be made as to whether any sanction should be imposed as detailed below. The employee will be informed of any sanction determined to be appropriate.

D. SANCTIONS

Since violations of the Code or the Policy on Insider Trading will not necessarily constitute violations of federal securities laws, the sanctions for violations of the Code or Policy on Insider Trading will vary. Sanctions may be issued by (i) the appropriate Board(s) of Trustees of the Fund(s) or Fidelity Company, (ii) senior management, (iii) the Ethics Office, or (iv) another appropriate entity. Sanctions may include, but are not limited to,
(i) warning, (ii) fine or other monetary penalty, (ii) personal trading ban,
(iv) dismissal, and (v) referral to civil or criminal authorities. Additionally, other legal remedies may be pursued.


E. APPEALS PROCEDURES

An employee who is aggrieved by any action rendered with respect to a violation of the Code of Ethics or a waiver request, may appeal the determination by providing the Ethics Office with a written explanation within 30 days of being informed of such determination. If appropriate, the Ethics Office will arrange for a review by senior management or other party and will advise the employee whether the action will be imposed, modified or withdrawn. During the review process, an employee will have an opportunity to submit a written statement. In addition, the employee may elect to be represented by counsel of his or her own choosing.

      A P P E N D I X   -   B E N E F I C I A L   O W N E R S H I P

The concept of beneficial ownership is critical to the Code of Ethics, and a thorough understanding of it is important in preventing Code violations.
As used in the Code of Ethics, beneficial ownership will be interpreted using
Section 16 of the Securities Exchange Act of 1934 ("1934 Act") as a general guideline, except that the determination of such ownership will apply to all securities, including debt and equity securities. For purposes of Section 16, a beneficial owner means:

Any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in debt or equity securities.

In general, "pecuniary interest" means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

The ultimate determination of beneficial ownership will be made in light of the facts of the particular case. Key factors to be considered are the ability of the person to benefit from the proceeds of the security, and the degree of the person's ability to exercise control over the security. The following guidelines help clarify the definition.

SECURITIES HELD BY FAMILY MEMBERS.

As a general rule, a person is the beneficial owner of securities held directly or indirectly by any child, stepchild, grandchild, parent, step-parent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (collectively, "immediate family") sharing the same household. Adoptive relationships are included for purposes of determining whether a member of a person's immediate family holds securities. One family member shall not be deemed to be the beneficial owner of securities held by another family member sharing the same household if the later is emancipated and self-supporting.

SECURITIES HELD BY A CORPORATION OR SIMILAR ENTITY.

A person is the beneficial owner of portfolio securities held by a corporation (or similar entity) in which the person or a member of their immediate family sharing the same household owns securities provided that (i) the person is a controlling shareholder of the entity or (ii) the person has control or otherwise participates in making investment decisions over the entity's portfolio securities. "Portfolio securities" means all securities owned by an entity other than securities issued by the entity. Business trusts are treated as corporations for these purposes. In addition, the 1934 Act makes no distinction between public and private corporations for purposes of determining beneficial ownership.

SECURITIES HELD IN TRUST.

The following persons are considered beneficial owners of the securities held by a trust:

BENEFICIARIES - (i) if the beneficiary has control or otherwise participates in making investment discussions with the trustees with respect to transactions in the trust's securities or (ii) if the beneficiary has investment control without consultation with the trustee.

TRUSTEES - (i) if the trustee has a pecuniary interest in any holding or transaction in the securities held by the trust or (ii) if at least one beneficiary of the trust is a member of the trustee's immediate family.

SETTLORS - if a settlor reserves the right to revoke the trust without the consent of another person and has or shares investment control with respect to transactions in the trust's securities.

Indirect pecuniary interest for purposes of Section 16 also includes a general partner's proportionate interest in the portfolio securities held by a general or limited partnership.

Finally, beneficial ownership is not deemed to be conferred by virtue of an interest in the following:


     - Portfolio securities held by any holding company registered under the Public Utility Holding Company Act of 1935;

     - Portfolio securities held by any investment company registered under the Investment Company Act of 1940; or

     - Securities comprising part of a broad-based publicly traded market basket or index of stocks approved for trading by the appropriate federal governmental authority.

                        EXAMPLES OF BENEFICIAL OWNERSHIP

SECURITIES HELD BY FAMILY MEMBERS.

     - Two people are married to each other and they maintain separate brokerage and bank accounts. Each is considered the beneficial owner of the other's accounts.

     - Two people share a household but are not married. The first is financially responsible for the second and they share in the profits of transactions in each other's accounts. The first is considered a beneficial owner of the second's securities.

     - Two people are married. Although one has an independent source of income from a family inheritance and segregates funds from those of the other, both contribute to the maintenance of the family home. They have engaged in joint estate planning and have the same financial adviser. Since their resources are clearly significantly directed towards their common property, they will be deemed to be beneficial owners of each other's securities.

     - Two people are separated and have filed for divorce. Neither party contributes to the support of the other or has control over the financial affairs of the other. Neither is a beneficial owner of the other's securities.

     - A father and his adult son live in the father's home. The son is self-supporting and contributes to household expenses. Neither is considered the beneficial owner of the other's securities.

     - An adult child has power of attorney over his mother's estate, pays all her bills and manages her investment affairs. The mother lives alone and is financially independent. The adult child borrows freely from his mother without being required to pay back funds with interest. The adult child take out personal loans from his mother's bank in her name, the interest from such loans being paid from his mother's account. The child is a significant heir of his mother's estate. The child is beneficial a owner of his mother's securities.

SECURITES HELD BY A COMPANY.

     - A holding company has 5 shareholders. An individual owns 30% of the shares but does not have or share investment control in the company. Even though the individual does not share investment control, because he has a controlling interest in the company he will be presumed to have beneficial ownership of the securities owned by the holding company.

SECURITEIS HELD IN TRUST.

     - An individual is trustee of a trust created for her two minor children. When both of the individual's children reach 21, each will receive an equal share of the trust. The trustee is a beneficial owner of the securities in the trust.